Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	Susan Neath - Porter Novelli Life Sciences
Investor Relations	Media
(610) 941-5675	(619) 849-6007
www.genaera.com	sneath@pnlifesciences.com

Genaera Elects New Board Member and Announces Executive Appointments

Plymouth Meeting, Pa. – September 28, 2007 – Genaera Corporation (NASDAQ: GENR) today announced the election of Mitchell D. Kaye, CEO of Xmark Asset Management LLC (“Xmark”), to Genaera’s Board of Directors. The Board also elected Henry R. Wolfe, Ph.D., as Executive Vice President and Chief Scientific Officer, and Michael J. Gast, M.D., Ph.D., as Executive Vice President and Chief Medical Officer.

“We are pleased to add Mitch Kaye and his expertise to our Board of Directors,” commented Jack Armstrong, President and CEO of Genaera. “Mitch brings a considerable understanding of capital markets and life sciences and how they can be effectively leveraged to build shareholder value. This appointment also reflects the contributions Mitch and Xmark have made to the Company.”

Mr. Armstrong continued, “I am also very pleased to announce the updated and expanded roles for Dr. Wolfe and Dr. Gast. Henry has made great strides in moving business development forward and played an integral role in R&D, while Michael has done a stellar job in managing the clinical development side of the business, including liaison with our partner for the anti-IL-9 program, MedImmune/Astra Zeneca.”

Mr. Kaye joins the Genaera Board of Directors, bringing the membership total to eight, and is expected to serve for the remainder of the Board’s existing term through Genaera Corporation’s 2008 Annual Meeting. As CEO and founding partner of Xmark, Mr. Kaye has been responsible for overseeing all life sciences investments for the firm since 1996. He received his B.A. from Wesleyan University, his J.D. from Northwestern University, and was admitted to the New York State Bar Association in 1996.

Since joining the Company in 2005, Dr. Wolfe has served in a number of capacities, most recently as Senior Vice President, Business Development and R&D. In this role, Dr. Wolfe will be continue to be responsible for business development, intellectual property and pharmacotoxicology research and development and will assume responsibility for manufacturing/CMC.

Dr. Gast joined Genaera in 2006, as Senior Vice President, Clinical Research and Development of Genaera. He will continue to utilize his clinical experience to effectively manage and drive all aspects of the Company’s ongoing and future clinical programs, with particular focus on the trodusquemine (MSI-1436) clinical development program in obesity and type 2 diabetes.

About Genaera

Genaera Corporation is focused on advancing the science and treatment of metabolic diseases. The Company has significant market opportunities with a first-in-class molecule, trodusquemine (MSI-1436), that has the potential to redefine the treatment paradigm for obesity and type 2 diabetes and is presently in a Phase 1 trial in obesity. In addition, Genaera has a value-driven, fully out-licensed partnership with MedImmune, Inc. for a second core program that is presently undergoing Phase 2 clinical testing in asthma. Genaera is committed to directing resources to its core program and the aggressive clinical development of its key assets to build stockholder value. http://www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation

Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding these preliminary results, clinical development plans and prospects for Genaera’s programs including trodusquemine (MSI-1436), the IL-9 antibody program, LOMUCIN™, or squalamine. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe,” “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including trodusquemine (MSI-1436), the IL-9 antibody program, LOMUCIN™, or squalamine may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

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